ZaZa Energy Corporation

1301 McKinney Street

Suite 3000

Houston, TX  77010

NEWS    RELEASE

NEWS    RELEASE

ZAZA ENERGY CORPORATION PROVIDES OPERATIONAL UPDATE AND CONFIRMS IT REMAINS ON TRACK TO CLOSE ON THE SALE OF ITS FRENCH ASSETS BY YEAR-END

Management remains committed to further aligning its interests with shareholders and intends to purchase shares in the open market over the coming week

HOUSTON, TX (December 11, 2012) - ZaZa Energy Corporation (NASDAQ: ZAZA) today provided operational updates related to its core properties in the Eaglebine and Eagle Ford regions in Texas.  The Company also provided further details on its proposed sale of its French assets and confirmed that it remains on track for a closing in December 2012.

Eaglebine and Lower Cretaceous Update

ZaZa owns and operates approximately 88,000 net acres in the Eaglebine, one of the fastest growing and most prolific oil and gas plays in the U.S.  ZaZa’s acreage block is located in the highly organic and thickest area of the basin.  The Company has begun development in the Lower Eaglebine and is exploring development scenarios associated with its Upper Eaglebine resource potential.  Additionally, the Lower Cretaceous section sits below the Upper and Lower Eaglebine targets and has a gross thickness of approximately 1,300’ on the ZaZa acreage block. The Company will spud its first Lower Cretaceous vertical test this month as it evaluates  the potential for producing multiple Lower Cretaceous targets in a vertical, comingled development strategy.

As previously announced on November 6, 2012, ZaZa completed drilling and running production casing on its Eaglebine Stingray A-1H well (“Stingray”) in Walker County, Texas (11,780 feet – True Vertical Depth (TVD) / 17,060 feet – Measured Depth).  The Company drilled a pilot hole through the objective section (12,242 feet – TVD), took sidewall cores and ran a full suite of logs for the empirical measurement of hydrocarbons in place.  ZaZa also announced at that time that it completed drilling a ~4,700-foot, in-zone lateral in the objective section of the Stingray, commenced completion operations, and began hydraulic fracturing operations.  Initial pilot drilling, using the Schlumberger ELAN analysis tool, showed 21 BCF and 29 MMBO per section in place and ~4.85 million BOE of oil in place per well bore or ~980,000 BOE/EUR recoverable, applying a recovery factor of 18-20 percent.

The Company initially guided that it would commence production from the Stingray in early December, and today reiterated that such production remains on track for this month; however, it has encountered a restriction during its completion process that will, in the near-term, limit the production capabilities of the Stingray.  Despite this limit to production capabilities, and in order to satisfy certain contractual obligations to Range Texas Production, LLC (“Range”), a wholly-owned subsidiary of Range Resources Corporation, ZaZa intends to produce  the Stingray A-1H well and initiate sales by December 16, 2012, or such later time as may be agreed upon by Range.  Shortly after initiating sales and satisfying its obligation to Range, ZaZa intends to temporarily shut-in the Stingray in order to remedy the restriction and, once successful, establish initial full production rates for the Stingray.

Eagle Ford Update

ZaZa initially owned ~12,300 net acres in the Eagle Ford and increased its net acreage position to ~72,000 with 100% working interest as a result of the Hess division of assets.  The Company intends to divest, in the first quarter of 2013, two of the prospects it considers non-core (Dilley Prospect ~2,000 net acres and Hackberry/Oakland Prospect ~23,000 net acres), which collectively represent ~25,000 net

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acres.  The Company expects to have ~47,000 net acres post-divestiture.

The Company disclosed today that it has reached TD in its Boening A-1H well located in DeWitt County, Texas, and is running production casing and preparing for completion operations.  Once released from the Boening, the Company will then move the Nabors Drilling USA rig, currently under a multi-well contract with ZaZa, back to its Eaglebine acreage in Walker County to drill the Commodore A-1 well to test the Lower Cretaceous zone.

Commenting on today’s announcement, Todd A. Brooks, CEO of ZaZa Energy Corporation stated, “We remain firm believers in our first-mover advantage and the enormous potential our company has today, given the resources we believe are prevalent in both our Eaglebine and our Lower Cretaceous position in Walker and Grimes Counties, in addition to our proven Eagle Ford acreage.  We have a well-defined strategy in place to harness these resources and, at the same time, continuously improve our operational and financial position.  By divesting non-core assets, we continue to generate capital that places us in a stronger position to further delineate our Eagle Ford and Eaglebine projects, while enabling us to successfully pay down our debt.  2013 should be a breakout year for ZaZa, and we remain focused on generating value for our shareholders, our company and our partners.”

Brooks continued, “Several of our senior executives, including myself, Ian Fay our CFO and Scott Gaille, our Chief Compliance Officer, among others, intend to make purchases of our common stock in the open market over the coming days.  We’ve been in a lock-up period for most of 2012 as we’ve pursued transactions and completed our debt offering.  Now that we have a window to conduct transactions, we intend to purchase ZAZA stock pursuant and subject to the restrictions of, and consistent with, applicable laws and our securities trading policy.  This, we believe, is testament to our strong belief in our company and its potential.”

Update on Definitive Sales and Purchase Agreement with Vermilion Energy

On November 14, 2012, ZaZa announced that it entered into a definitive share purchase agreement (“Purchase Agreement”) with Vermilion Energy Inc. (“Vermilion”), whereby Vermilion, through its wholly-owned subsidiary Vermilion REP SAS would acquire 100% of the shares of ZaZa Energy France SAS (“ZEF”) for a total purchase price of US$85.8 million, subject to customary adjustments.

The Company announced today that it has received a letter of non-objection from the French Minister of Energy and Minister of Economy and Finance on December 10, 2012 approving the transfer of 100% of the shares of ZEF to Vermilion as per the Share Purchase Agreement.  ZaZa remains on track to close the transaction with Vermilion prior to year-end 2012 and intends to use a portion of the proceeds from the disposition to pay down part of its remaining senior secured notes and fund its drilling program across its Eaglebine and Eagle Ford plays.

Mr. Brooks concluded, “With the sale of our French conventional asset,  we will have paid down our Senior Secured Notes to approximately $33 million.  We believe ZaZa is well positioned to achieve significant rates of return on our investments and we look forward to providing our shareholders with updates on our progress.”

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly traded exploration and production company with primary assets in the Eagle

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Ford and Eaglebine resource plays in Texas. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "forecasts" and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See "Risk Factors" in our 2011 Form 10-K filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

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JMR Worldwide

Jay Morakis, Partner

+1 212-786-6037

jmorakis@jmrww.com